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                                        EXHIBIT 11
                              OLD KENT FINANCIAL CORPORATION
                          PRIMARY EARNINGS PER SHARE CALCULATION

                                        Three Months  Ended June 30   Six Months Ended June 30
                                           1 9 9 7       1 9 9 6        1 9 9 7      1 9 9 6
P R I M A R Y, after 5% stk div
Net income.............................. $52,811,000   $37,561,000    $93,815,000  $76,795,000
Less: Preferred stock dividends.........     -  0  -       -  0  -        -  0  -      -  0  -
Income for primary EPS calculation...... $52,811,000   $37,561,000    $93,815,000  $76,795,000

Avg common shares outstanding...........  47,596,433    49,576,332     47,844,670   49,749,975
Common stock equivalents................     405,049       364,418        364,295      374,292
Share for primary EPS calculation.......  48,001,482    49,940,750     48,208,965   50,124,267

PRIMARY E.P.S...........................       $1.10         $0.75          $1.95        $1.53
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      EXHIBIT 27 -  FINANCIAL DATA SCHEDULE